VOTING AGREEMENT


                  This Voting Agreement ("Agreement") is entered into as of July 16, 1997 by and between Daniel Borislow (the "Stockholder") and Shared Technologies Fairchild Inc., a Delaware corporation (the "Company") .

                  WHEREAS, Tel-Save Holdings, Inc., a Delaware corporation (the "Acquiror"), and TSHCo, Inc., a Delaware corporation and a wholly owned subsidiary of Acquiror ("Merger Sub"), and the Company are parties to an Agreement and Plan of Merger dated as of July 16, 1997 (the "Merger Agreement"), which provides, among other things, for the merger of the Company with and into Merger Sub (the "Merger"), with Merger Sub as the surviving corporation and a wholly owned subsidiary of Acquiror, and for the issuance (the "Issuance") of shares of common stock of Acquiror, par value $.01 per share, which must be approved by holders of the requisite percentages of the outstanding shares of capital stock of the Acquiror entitled to vote upon the Merger and the Issuance (such shares of capital stock, the "Acquiror Common Stock") at a special meeting of the Acquiror's stockholders (the "Special Meeting") called for the purpose of approving the Merger and the Issuance, all in accordance with the requirements of the Delaware General Corporation Law, Acquiror's Certificate of Incorporation and Acquiror's By-Laws;

                  WHEREAS, as of the date hereof, the Stockholder owns (either beneficially or of record) the number of shares (the "Shares") of Acquiror Common Stock set forth opposite such Stockholder's name on SCHEDULE A hereto; and

                  WHEREAS, as a condition to the willingness of the Company to enter into the Merger Agreement, the Company has requested that the Stockholder execute and deliver to the Company this Agreement;

                  NOW, THEREFORE, the parties agree as follows:

                  1. AGREEMENT TO VOTE SHARES. The Stockholder agrees to vote the Shares and any other shares of Acquiror Common Stock which he, directly or indirectly, controls at the Special Meeting or at any other meeting of the stockholders of Acquiror, however called, and in any action by consent of the stockholders of Acquiror (a) in favor of the Merger and the Issuance, (b) in favor of the Merger Agreement, and (c) against any amendment of Acquiror's Certificate of Incorporation or By-Laws or other proposal or transaction involving Acquiror or any of its subsidiaries which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify, or result in a breach of any covenant, representation or warranty or any other obligation or agreement of Acquiror under or with respect to, the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement.

                  2. COVENANTS. The Stockholder agrees with respect to himself and the Shares he owns that:

                  (a) He shall not, except consistent with the terms of this Agreement, (i) transfer (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of the Shares or any interest therein, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Shares or any interest therein, (iii) take any other action that would in any way restrict, limit or interfere with the performance of his or its obligations hereunder or the transactions contemplated hereby, or (iv) grant any proxies or powers of attorney with respect to any of the Shares, deposit any Shares into a voting trust or enter into a voting agreement with respect to such Shares. Notwithstanding the foregoing, the Stockholder may transfer his or its Shares if such transferee becomes a party to and bound by all of the terms of this Agreement.

                  (b) He will not enter into any transaction, take any action, or directly or indirectly cause any event to occur that would result in any of the representations or warranties of the Stockholder herein contained not being true and correct at and as of the time immediately after the occurrence of such transaction, action or event.

                  3. REPRESENTATIONS AND WARRANTIES. The Stockholder represents and warrants with respect to himself and the Shares he owns that:

                  (a) He is the record or beneficial owner of the number of Shares set forth on Schedule A opposite his name and, except for the Shares, he is not the record or beneficial owner of any shares of the Acquiror Common Stock.

                  (b) This Agreement has been duly executed and delivered by the Stockholder and constitutes the legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation by the Stockholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or bound or to which the Shares are subject which would materially impair the ability of the Stockholder to perform hereunder. Consummation by the Stockholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to the Stockholder or the Shares, except for any filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the filing of an amendment to the Schedules 13D, if any, filed by the Stockholder with respect to the Acquiror Common Stock.

                  (c) The Shares owned by him and the certificates representing such Shares are now and at all times during the term hereof will be held by the Stockholder or by a nominee or custodian for his benefit, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder.

                  (d) No broker, investment banker, financial adviser or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

                  4. CERTAIN EVENTS. The Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Shares owned by him and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation such person's heirs, guardians, administrators or successors. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Acquiror Common Stock, or the acquisition of additional shares of Acquiror Common Stock by the Stockholder, this Agreement and the obligations hereunder shall attach to any additional shares of Acquiror Common Stock or other voting securities of the Company issued to or acquired by the Stockholder. In the event of a stock dividend or distribution, or any change in Acquiror Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

                  5. SPECIFIC ENFORCEMENT OF VOTING AGREEMENT. The Stockholder expressly acknowledges that damages alone will not be adequate remedy for any breach by the Stockholder of this Agreement and that Acquiror, in addition to any other remedies it may have, will be entitled as a matter of right, to injunctive relief, including specific performance, in any court of competent jurisdiction with respect to any actual or threatened breach by the Stockholder of the provisions of this Agreement.

                  6. TERMINATION. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the first to occur of (a) the consummation of the Merger, (b) January 15, 1998, or (c) the date of termination of the Merger Agreement by any of the parties thereto.

                  7. MISCELLANEOUS.

                  (a) All communication under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                           If to Stockholder:
                           c/o  Tel-Save Holdings, Inc.
                           6805 Route 202
                           New Hope, Pennsylvania  18938
                           Attention:  Daniel Borislow
                           Telecopy:  (215) 862-1083

                           with a copy to:
                           Arnold & Porter
                           399 Park Avenue
                           New York, New York  10022
                           Attention:  Jonathan C. Stapleton

                           If to the Company:
                           Shared Technologies Fairchild Inc.
                           100 Great Meadow Road
                           Wethersfield, CT  06109
                           Attention:  Kenneth Dorros
                           Telecopy:  (860) 258-2455

                           with a copy to:
                           Cahill Gordon & Reindel
                           80 Pine Street
                           New York, New York  10005
                           Attention:  James J. Clark, Esq.
                           Telecopy:  (212) 269-5420

                  (b) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (c) This Agreement constitutes the entire agreement relating to the subject matter covered herein, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

                  (d) Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties, except that this Agreement shall be binding upon the Stockholder and his successors and assigns and except as provided in Section 2(a).

                  (e) The construction and performance of this Agreement will be governed by the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                  (f) If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

                  (g) The Stockholder agrees that irreparable damage would occur and that Acquiror would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Acquiror shall be entitled to an injunction or injunctions to prevent breaches by any Stockholder of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court, in addition to any other remedy to which it is entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that such party will not bring any action relating to this Agreement of any of the transactions contemplated hereby in any court other than a Federal court sitting in the State of Delaware or a Delaware state court.

                  (h) No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless is shall be in writing and signed by such party.

                  (i) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.


                  IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed all as of the day and year first above written.



                               /s/ Daniel Borislow
                                              ------------------------------
                              Name: Daniel Borislow
                            Title: Chairman and Chief
                                                     Executive Officer

                                              SHARED TECHNOLOGIES FAIRCHILD INC.


                            By: /s/ Anthony Autorino
                                                   ----------------------------
                                                   Name:  Anthony Autorino
                                                   Title: Chairman and Chief
                                                          Executive Officer

                                   SCHEDULE A
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STOCKHOLDER                                               NUMBER OF SHARES OWNED
-----------                                               ----------------------
Daniel Borislow                                           15,249,000